UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 8, 2018

CAS MEDICAL SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-13839 (Commission File Number)	06-1123096 (I.R.S. Employer Identification No.)
44 East Industrial Road, Branford, Connecticut 06405 (Address of principal executive offices, including zip code) (203) 488-6056 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

See Item 2.03 and Item 3.02 below.

Item 1.02.	Termination of a Material Definitive Agreement

See Item 2.03 below.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On May 8, 2018, CAS Medical Systems, Inc. (the "Company") entered into a Loan and Security Agreement (the "Loan Agreement") with East West Bank (the "Bank"). Pursuant to the Loan Agreement, the Bank is providing (i) a 48-month term loan (the "Term Loan") in the amount of $10,000,000 and (ii) a revolving loan (the "Revolver") in the maximum of $2,000,000, each of which expires May 8, 2022.  The obligations under the Loan Agreement are secured by a lien on substantially all of the non-intellectual property assets of the Company.

The Term Loan bears interest at a floating rate equal to the Bank's prime rate (not less than 4.75%) plus 3.65%.  Under the Term Loan, 30 equal payments of $333,333 are scheduled to commence on December 1, 2019, following an 18-month period under which the Company shall make interest-only payments.  The interest-only period may be extended to 21 months or 24 months under certain circumstances.

Revolver advances will bear interest at a floating rate equal to the Bank's prime rate (not less than 4.75%) plus 2.40%.  Maximum borrowings under the Revolver are based upon the Company's eligible accounts receivable, as defined in the Loan Agreement, and subject to other terms and conditions.

The Company has the right to prepay the loans under the Loan Agreement in full at any time; however, if the Term Loan is prepaid prior to the first or second anniversaries of the Agreement or prior to maturity, a fee of 3%, 2%, or 1%, respectively, of the Term loan amount is due.  Amounts prepaid under the Term Loan may not be re-borrowed.  Upon repayment of the Term Loan at any time, the Lenders are entitled to an additional fee equal to 4% of the Term Loan amount.

The Loan Agreement contains customary affirmative covenants, including covenants regarding the payment of taxes and other obligations, maintenance of insurance, reporting requirements, and compliance with applicable laws and regulations. Further, the Loan Agreement contains customary negative covenants limiting the ability of the Company and its subsidiaries, among other things, to grant liens on the pledged collateral or the Company's intellectual property, incur additional indebtedness, make certain investments and acquisitions, and dispose of assets outside the ordinary course of business. The Loan Agreement also contains financial covenants requiring the Company to maintain a continuing level of cash plus available borrowing capacity based on a formula and to achieve certain sales results.

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Upon an event of default, the Bank may declare all outstanding principal and accrued but unpaid interest under the Loan Agreement immediately due and payable and may exercise the other rights and remedies provided under the Loan Agreement. The events of default under the Loan Agreement include payment defaults, breaches of covenants or representations and warranties, a material adverse change, certain adverse regulatory events, specified change of control events, and bankruptcy events.

The Company's existing secured term loan with Solar Capital Ltd., in its capacity as administrative and collateral agent and as lender, and Western Alliance Bank, as lender (collectively, the "Prior Lenders") was repaid in full at the closing and the revolving line-of-credit with the Prior Lenders, which had no outstanding balance, was terminated.  The Company paid a prepayment fee of $69,333 and a final payment fee of $320,000 in connection with the termination of such prior credit facility.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, which is included as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities

In connection with the Loan Agreement described above, on May 8, 2018, the Company issued, to the Bank, a Warrant to Purchase Stock (the "Warrant"), pursuant to which the Bank received the right to purchase an aggregate of 218,914 shares of Company common stock for a five-year period expiring on May 8, 2023, at an exercise price of $1.142 per share.

The amount of shares issuable pursuant to the Warrant, and the exercise price thereof, are subject to adjustment only in the event of stock splits, subdivisions, reclassifications, exchanges, combinations, and similar transactions.  The Warrant also contains a cashless exercise provision.

The issuance of the Warrant was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

The foregoing description of the Warrant does not purport to be complete and is qualified in its entirety by reference to the full text of the Warrant, which is included as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Description
10.1	Loan and Security Agreement dated May 8, 2018, between the Company and East West Bank
10.2	Warrant to Purchase Stock dated May 8, 2018 issued to East West Bank

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAS MEDICAL SYSTEMS, INC.

Date: May 8, 2018	By:	/s/ Jeffery A. Baird
Jeffery A. Baird
Chief Financial Officer

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